NUVEEN MANAGED ACCOUNTS PORTFOLIOS TRUST

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Amended and Restated Declaration of Trust dated April 4, 2007 (the “Declaration”), of Nuveen Managed Accounts Portfolios Trust, a Massachusetts business trust (the “Trust”), the Trustees of the Trust, on November 14, 2006 established and designated one series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”);

WHEREAS, the Trustees of the Trust, effective April 4, 2007, amended and restated the Designation to change the name of the series designated Nuveen Managed Account Pooled Shares Municipal Total Return Fund to Municipal Total Return Managed Accounts Portfolio;

WHEREAS, the Trustees of the Trust, effective August 1, 2007, amended and restated the Designation to establish and designate two additional series of Shares, Multi-Strategy Plus Managed Accounts Portfolio and International Government Bond Managed Accounts Portfolio

NOW THEREFORE, the Trustees of the Trust, effective December 21, 2007, hereby amend the Designation to change the name of the series designated Multi-Strategy Plus Managed Accounts Portfolio to Enhanced Multi-Strategy Income Managed Accounts Portfolio and to change the name of the series designated International Government Bond Managed Accounts Portfolio to International Income Managed Accounts Portfolio to have the special and relative rights described below:

1.	The following series of Shares (each a “Fund”) is established and designated:

Municipal Total Return Managed Accounts Portfolio

Enhanced Multi-Strategy Income Managed Accounts Portfolio

International Income Managed Accounts Portfolio

2. The Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of the Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of the Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among the Fund as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund now or hereafter created, or to otherwise change the special relative rights of the Fund designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this 20th day of December 2007.

/s/ Timothy R. Schwertfeger	/s/ Robert P. Bremner
Timothy R. Schwertfeger,	Robert P. Bremner
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Jack B. Evans
Jack B. Evans,	William C. Hunter,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider
David J. Kundert,	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Judith M. Stockdale
Judith M. Stockdale,	Carole E. Stone,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

STATE OF ILLINOIS	)
) SS.
COUNTY OF COOK	)

Then personally appeared the above-named persons who are known to me to be the Trustees of the Trust whose name and signature is affixed to the foregoing Declaration of Trust and who acknowledged the same to be his free act and deed, before me this 20th day of December, 2007.

“OFFICIAL SEAL”
Virginia L. Corcoran	/s/ Virginia L. Corcoran
Notary Public, State of Illinois	Notary Public
My Commission Expires: 10/27/09